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                                                                    EXHIBIT 10.6

January 3, 2003


Reagan Y. Sakai
4700 Mantle Drive
Austin, Texas 78746

Re:  Severance Offer and General Release

Dear Reagan:

         In connection with the termination of your employment as Chief Financial Officer of Crossroads Systems, Inc. (the "COMPANY"), effective January 6, 2003, you are eligible for certain severance benefits as set forth in the Severance Benefit Plan between you and the Company (the "SEVERANCE PLAN") (a copy of which is attached hereto as Exhibit A and incorporated herein by this reference), provided that you enter into a general release of claims in favor of the Company. The details of your severance benefits, release, and other post-termination rights and obligations, are explained below. We encourage you to review this document carefully and to discuss it with an attorney.

I. BACKGROUND.

         A. As of the effective date of the termination of your employment with the Company, your annual salary was $185,000, and you had received the following option grants:

         i. On May 25, 1999, you received an option grant under the terms of the Company's 1996 Stock Option/Stock Issuance Plan (the "1996 PLAN") to purchase up to an aggregate of 127,500 shares of common stock of the Company, par value $0.001 per share (the "COMMON STOCK"), with an exercise price of $1.00 per share, subject to a four-year vesting schedule ("OPTION 127" ).

         ii. On May 31, 2000, you received an option grant under the terms of the Company's 1999 Stock Incentive Plan (the "1999 PLAN") to purchase up to an aggregate of 25,000 shares of Common Stock with an exercise price of $39.875 per share, subject to a four-year vesting schedule ("OPTION 471").

         iii. On July 31, 2000, you received an option grant under the terms of the Company's 1999 Plan to purchase up to an aggregate of 75,000 shares of Common Stock with an exercise price of $4.5625 per share, subject to a four-year vesting schedule ("OPTION 578").

         iv. On July 31, 2001, you received an option grant under the terms of the Company's 1999 Plan to purchase up to an aggregate of 40,000 shares of Common Stock with an exercise price of $2.65 per share, subject to a four-year vesting schedule ("OPTION 878").


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Reagan Y. Sakai
January 3, 2003

         v. Pursuant to a letter agreement dated November 13, 2001, you received a grant of shares of Common Stock under the Company's 2002 Stock Bonus Plan (the "2002 STOCK BONUS PLAN"). The grant was for 26,258 shares of Common Stock, subject to a vesting schedule based on a combination of performance targets and service to the Company over approximately 25 months ("GRANT 916").

         vi. On January 31, 2002, you received an option grant under the terms of the Company's 1999 Plan to purchase up to an aggregate of 17,000 shares of Common Stock with an exercise price of $5.57 per share, subject to a two-year vesting schedule ("OPTION 1071").

         vii. On May 31, 2002, you received an option grant under the terms of the Company's 1999 Plan to purchase up to an aggregate of 100,000 shares of Common Stock with an exercise price of $1.55 per share, subject to a two-year vesting schedule ("OPTION 1229").

         viii. Pursuant to a letter agreement dated November 4, 2002, you received a grant of shares of Common Stock under the Company's 2003 Stock Bonus Plan (the "2003 STOCK BONUS PLAN"). The grant was for 148,000 shares of Common Stock, subject to a vesting schedule based on a combination of performance targets and service to the Company over approximately 25 months ("GRANT 1248").

         B. PROMISSORY NOTE. In May 1999, the Company made a loan to you in the amount of $99,999 to exercise certain of your outstanding stock options. In exchange for the loan, you delivered a full-recourse promissory note to the Company (the "PROMISSORY NOTE").

II. TERMINATION RIGHTS AND OBLIGATIONS.

         A. SEVERANCE PLAN BENEFITS. Pursuant to Part Two of the Severance Plan, you are entitled to the severance benefits set forth in items 1, 2 and 3, below (collectively, the "SEVERANCE PLAN BENEFITS"), provided that you sign this Agreement, which includes a general release of claims in favor of the Company:

         1. Salary Continuation. You will receive salary continuation for twelve
(12) months, at your current base salary of $185,000 annualized, payable in accordance with the Company's normal payroll practices and subject to all applicable withholding taxes; and

         2. Accelerated Vesting. You will receive accelerated vesting of your unvested option shares to the same extent as if you had remained employed by the Company for twelve (12) months following the date of termination of your employment with the Company, which results in you holding vested options to acquire the following (the "VESTED OPTION SHARES"):

                  a. 27,501 shares under Option 127;

                  b. 21,875 shares under Option 471;

                  c. 60,937 shares under Option 578;


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Reagan Y. Sakai
January 3, 2003

                  d. 22,500 shares under Option 878;

                  e. 16,291 shares under Option 1071; and

                  f. 79,166 shares under Option 1229.

The Vested Option Shares represent the total number of vested option shares, including those shares of your options accelerated pursuant to the Severance Plan, held by you as of the effective date of the termination of your employment with the Company. The Vested Option Shares will remain exercisable until the end of the six (6)-month period following the effective date of the termination of your employment with the Company. Any Vested Option Shares not exercised prior to the expiration of the applicable post-service exercise period will lapse and cease to remain exercisable. Any unvested options shares will not be exercisable as of the effective date of the termination of your employment with the Company. As a result of the extension of the post-termination exercise periods for options outstanding on the date of this Agreement, those options, to the extent designated as Incentive Stock Options, will no longer be treated as Incentive Stock Options for Federal tax purposes; instead, such options will be treated as Non-Statutory Options for Federal tax purposes and accordingly you will recognize ordinary income upon exercise of such options. All such income will be subject to applicable income and employment withholding taxes.

         3. Benefit Continuation. The Company will continue to provide you and your eligible dependents with the Company's paid portion of health care coverage under the Company's medical/dental plan until the earlier of (x) six (6) months following the first day of the first month following the effective date of the termination of your employment with the Company or (y) the first date you are covered under another employer's health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. At the Company's option, benefit continuation may be accomplished by providing reimbursement for premiums you are required to pay to continue your benefits under COBRA. Upon completion of the six (6) month benefit continuation period, you may continue to self pay for benefit continuation pursuant to COBRA.

         B. ACCELERATED VESTING OF GRANT 916 AND GRANT 1248. In addition to the Severance Plan Benefits set forth in Paragraph II.A above, if you sign this Agreement, you will also receive accelerated vesting of your unvested shares of Common Stock held pursuant to Grant 916 and Grant 1248 to the same extent as if you had remained employed by the Company for twenty-four (24) months following the date of termination of your employment with the Company, which results in your holding vested stock bonus plan shares for an aggregate of 174,258 shares of Common Stock (the "VESTED STOCK BONUS PLAN SHARES"). The Vested Stock Bonus Plan Shares represent the total number of shares of Common Stock held by you pursuant to the 2002 Stock Bonus Plan and the 2003 Stock Bonus Plan as of the effective date of the termination of your employment with the Company.

                  You will recognize taxable income upon receipt of the Vested Stock Bonus Plan Shares. You will have six (6) months following the effective date of the termination of your


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Reagan Y. Sakai
January 3, 2003


employment with the Company to pay the taxes owed. The amount of taxable income will be equal to the fair market value of the Vested Stock Bonus Plan Shares received. Such income will be subject to all applicable income and employment withholding taxes. No Vested Stock Bonus Plan Shares will be issued to you until receipt by the Company of such taxes.

         C. PAYMENT OF CURRENT SALARY. You will receive payment of your regular salary through your termination date within six (6) days of your termination date.

         D. PROMISSORY NOTE. The principal sum of the Promissory Note, together will all accrued and unpaid interest, shall mature and become due and payable to the Company in accordance with the terms set forth in the Promissory Note.

         E. INDEMNIFICATION. The Company acknowledges its indemnification obligations to you in any proceeding currently pending or subsequently brought against you in your capacity as an officer or employee of the Company, which obligations are specified under the terms of the Company's Bylaws, Certificate of Incorporation and any current indemnity agreement between you and the Company, and which obligations shall be subject to any qualifications or restrictions imposed by the terms of such documents, the laws of the state of Delaware, applicable federal law, and any other applicable law.

III. YOUR AGREEMENT.

         A. By signing this Agreement and accepting the severance as outlined above, you agree to waive, release, and forever discharge the Company and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, stockholders, managers, supervisors, employees, agents, attorneys and representatives (the "RELEASED PARTIES") from any and all claims, demands, and causes of action which you have or claim to have, whether known or unknown, of whatever nature, which exist or may exist as of the date of your execution of this Agreement. "Claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, fraud, equity, tort, discrimination, harassment, retaliation, personal injury, constructive discharge, emotional distress, public policy, wage, and hour law, defamation, claims for debts, accounts, attorneys' fees, compensatory damages, punitive damages, and/or liquidated damages, claims for vesting or accelerated vesting of options to purchase the Company's Common Stock, claims under the Company's 2002 and/or 2003 Stock Bonus Incentive Programs, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Age Discrimination in Employment Act, the Texas Labor Code, and the Texas Commission on Human Rights Act, as such statutes may have been or may be amended from time to time. Nothing in this Agreement releases claims arising after the Effective Date of this Agreement.

B. Without in any way limiting the generality of the above paragraph, by signing this Agreement and accepting the severance outlined above, you specifically agree to release all


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Reagan Y. Sakai
January 3, 2003

claims, rights, or benefits you may have for age discrimination arising out of or under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 621 ("ADEA"), et seq. as the ADEA may have been or may be amended, or any equivalent or comparable provision of state or local law, including, without limitation, the Texas Commission on Human Rights Act.

         C. You understand and agree, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and you hereby expressly waive and relinquish any and all claims, rights or benefits that you may have which are unknown to you at the time of the execution of this Agreement. You understand and agree that if, hereafter, you discover facts different from or in addition to those which you now know or believe to be true, that the waivers and releases of this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts.

         D. You represent and warrant that you do not presently have on file, and further represent and warrant to the maximum extent allowed by law that you will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the Effective Date of this Agreement, with the exception of claims you bring to challenge the validity of this Agreement under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. To the extent that you are still entitled to file any administrative charge with any governmental agency, you hereby release any personal entitlement to reinstatement, back pay, or any other types of damages or injunctive relief in connection with any civil action brought on your behalf after your filing of any administrative charge.

         E. You agree to execute the letter agreement attached hereto as Exhibit B, which reconfirms the agreement between you and the Company regarding the advancement of litigation expenses related to the pending shareholder and derivative actions.

IV. ACCEPTANCE OF AGREEMENT.

         You have 21 days to consider this Agreement, and offer of severance contained herein, and you may revoke this Agreement at any time during the first seven days following your execution of this Agreement by delivering written notice of revocation to the Company's Human Resources Manager, Kathy Blair, no later than 5:00 p.m. Austin, Texas time on the seventh day after execution. You received an initial version of this Agreement on January 3, 2003. You and the Company agree that changes made to this Agreement subsequent to your receipt of the original version of this Agreement do not restart the running of the 21-day period. FURTHER, YOU REPRESENT THAT IF YOU EXECUTE THIS AGREEMENT BEFORE THE 21-DAY CONSIDERATION PERIOD HAS PASSED, YOU DO SO VOLUNTARILY, AND YOU KNOWINGLY AND VOLUNTARILY WAIVE YOUR OPTION TO USE THE ENTIRE 21 DAYS TO CONSIDER THIS AGREEMENT. The offer contained in this Agreement will automatically expire if this Agreement, fully executed by you, is not received by the Company's Human Resources Manager, Kathy Blair, on or before January 24, 2003.


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Reagan Y. Sakai
January 3, 2003

         This Agreement will become effective, irrevocable and fully enforceable upon the expiration of seven days following the date of your execution of the Agreement (the "EFFECTIVE DATE"), provided that you have timely executed this Agreement and you have not exercised your right to revoke this Agreement.

V. OTHER IMPORTANT TERMS.

         A. Nothing in this Agreement shall constitute or be treated as an admission of any wrongdoing or liability on the part of the Company and/or the Released Parties.

         B. You acknowledge that you have been advised to consult with an attorney of your choosing prior to entering into this Agreement.

         C. You understand and agree that in any dispute between you and the Company regarding the terms of this Agreement and/or any alleged breach thereof, that the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees arising out of such dispute, except that the Company shall not, by virtue of this Agreement, be entitled to recover its costs or attorney's fees resulting from challenges to the validity of this Agreement by you under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act. Nothing in this Agreement is intended to preclude the Company from recovering attorney's fees or costs specifically authorized under federal law.

         D. This Agreement is binding on your representatives, heirs, executors, administrators, successors and assigns.

         E. You are personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by you under this Agreement. You agree to indemnify the Company and hold the Company harmless, from any and all taxes, penalties and/or other assessments that the Company is, or may become, obligated to pay on account of any payments and other consideration made to you under this Agreement.

         F. The terms and existence of this Agreement are strictly confidential and may not be disclosed to any other person or entity, with the exception of your immediate family members and legal and financial advisors.

         G. Nothing in this Agreement is intended to alter, modify or waive the Company's and your rights and obligations under that certain Proprietary Information and Inventions Agreement (the "PROPRIETARY INFORMATION AGREEMENT"), signed by you on May 24, 1999, a copy of which is attached hereto as Exhibit C and incorporated herein by this reference. Certain obligations in the Proprietary Information Agreement continue beyond the termination of your employment. You understand and agree that a breach of any continuing obligation contained in the Proprietary Information Agreement shall also constitute a breach of this Agreement.

         H. By signing this Agreement, you acknowledge that you do not have any Company property in your possession, nor have you failed to return any Company property to the


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Reagan Y. Sakai
January 3, 2003

Company including but not limited to access cards, keys, credit card and telephone calling card, cell phone, pagers, and computer equipment including laptops and software. You hereby also acknowledge that you do not have any Proprietary Information (as defined in the Proprietary Information Agreement) of the Company in your possession.

         I. This Agreement, and any agreements or documents referred to herein, constitute an integrated, written contract, expressing the entire agreement between the Company and you with respect to the subject matter hereof. In this regard, you represent and warrant that you are not relying on any promises or representations that do not appear in this Agreement. This Agreement can be amended or modified only by a written agreement, signed by you and the Company.

         J. This Agreement shall, in all respects, be interpreted, enforced and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles. You agree that any disputes or litigation that may arise with respect to this Agreement shall be brought and prosecuted in Travis County, Texas, and you agree to waive any objections to the location of such disputes or litigation, including, but not limited to objections based on forum non conveniens.

         K. You agree that if any provision or portion of any provision of this Agreement is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Agreement shall not be affected thereby.

         L. This Agreement may be executed in separate counterparts and by facsimile, and each such counterpart shall be deemed an original with the same effect as if the Company and you signed the same document.


We wish you the best in the future. Please do not hesitate to contact Kathy Blair if you have any questions or comments regarding the severance offer contained in this letter.



CROSSROADS SYSTEMS, INC.



By:
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Its:
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Date:
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ACCEPTED AND AGREED:

REAGAN Y. SAKAI


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Reagan Y. Sakai
January 3, 2003

By:
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Date:
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